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                                                                   Exhibit 10.19

                       [Young & Rubicam Inc. Letterhead]



October 16, 1997



Mr. Michael J. Dolan
50 East 89th Street
Apartment 27F
New York, New York 10128

Dear Mike:

Your employment agreement, dated June 28, 1996, provided that if prior to August 1, 1998, the Company were to complete a significant recapitalization, the Company would grant to you the right to purchase a number of equity units of the recapitalized company such that the difference between the book value per unit of the recapitalized company as then proposed and the estimated initial public offering price per unit used internally in connection with such recapitalization would be $1.5 million. In furtherance of that obligation, the Company awarded to you shares of stock ("restricted stock") and options to buy common stock. Both the restricted stock and the options have future vesting provisions.

The purpose of this letter is to confirm that, if you should die while in the employ of the Company prior to the completion of an initial public offering of the Company's common stock and the difference between the exercise price of your vested options and their value at the time of your death is less than $1.5 million, the Company will treat as vested such additional options and/or shares of restricted stock to the extent necessary to make such difference $1.5 million.

Very truly yours,



/s/ Alan J. Sheldon
Alan J. Sheldon
Vice Chairman, Managing Director